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                                                                    Exhibit 5.1



                     [Letterhead of Baker & Botts, L.L.P.]


                                                                  July 21, 1997




Carrizo Oil & Gas, Inc.
14811 St. Mary's Lane
Suite 148
Houston, Texas 77079

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-1, Registration No. 333-29187 (the "Registration Statement"), filed by Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,500,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), together with 375,000 additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

                  We understand that the Shares and any Additional Shares are to be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form to be filed as Exhibit 1.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.



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Carrizo Oil & Gas, Inc.            -2-                            July 21, 1997


                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly incorporated under the laws of the State of Texas.

                  2. When offered as described in the Registration Statement, and upon (a) the taking of action by the duly authorized Pricing Committee of the Board of Directors of the Company to approve the Underwriting Agreement and (b) the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                  The opinions set forth above are limited in all respects to the laws of the State of Texas and federal securities laws, each as in effect on the date hereof.

                  We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                       Very truly yours,



                                        BAKER & BOTTS, L.L.P.